Exhibit 99.1

Carvana Announces Pricing of First Auto Loan Securitization

TEMPE, AZ, March 26, 2019 – Carvana Co. (NYSE: CVNA), a leading e-commerce platform for buying and selling used cars, announced today that it priced its first auto loan securitization, successfully adding a new, large, and diverse monetization channel to its finance offering.

“This transaction is an exciting development for Carvana’s financing platform,” said CEO Ernie Garcia. “Our inaugural transaction introduced our product to the market, was well-received by investors, and marked a significant step toward achieving our long-term financing profitability goals.”

Transaction Summary

The Q1 2019 securitization is a private securitization under Rule 144A and to persons outside the United States pursuant to Regulation S under the Securities Act in which Carvana expects to sell $350 million of principal balance of loans to a securitization trust and receive proceeds from the issuance and sale of rated notes, a strip security, and certificates. Following pricing, total proceeds, including cash and securities, are expected to be $365.4 million before fees and expenses. A breakdown of proceeds and related descriptions is below.

Carvana Q1 2019 Securitization Expected Proceeds (in millions)

Q1 2019 Securitization
Principal balance sold	$350.0
Rated notes	$338.8
Certificates, Class XS notes, and other	$31.0
Reserve account funding	($4.4)

Total proceeds before fees and expenses	$365.4

Principal Balance

The Q1 2019 securitization transaction includes $350 million in principal balance of loans across the full credit spectrum.

Rated Notes

The rated notes are seven classes of securities with expected ratings ranging from Aaa through B2 from Moody’s Investors Service, Inc. and AAA through BB from Kroll Bond Rating Agency, Inc. In total, the face value of the rated notes is expected to be $338.8 million. The notes are expected to be purchased by multiple third-party investors who are new to the Carvana platform.

Certificates and Class XS Notes

Certificates entitle the holders to residual cash flows after required payments are made to the rated notes, the servicer, other service providers and trustees, and the Class XS noteholders. The Class XS notes are similar to strips seen in the mortgage securitization market. The Class XS notes do not have a face value but have a contractual right to specific cash flows over the life of the transaction. The certificates and Class XS notes are expected to be sold to multiple third-party investors who are new to the Carvana platform.

Reserve Account Funding

The company expects to fund a reserve account in an amount equal to 1.25% of the principal balance as additional credit enhancement for the rated notes. Funds in the reserve account will be releasable to the certificateholders near the end of the life of the transaction in the event that certain conditions are met.

Fees and Expenses

Fees and expenses for the transaction are expected to include underwriting fees and other transaction expenses, including first-time issuer expenses.

Words from the CEO

“Our Q1 2019 securitization marks another exciting step toward diversifying our finance monetization program,” said CEO Ernie Garcia. “The transaction was squarely in line with our expectations for an inaugural deal, yielding strong proceeds and leaving a clear path toward achieving our long-term goals, and we look forward to executing on continued strong performance as our platform matures.”

The transaction is scheduled to close on March 28, 2019, subject to customary closing conditions.

The notes and certificates will not be registered under the Securities Act of 1933, as amended (the “Securities Act“ ), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes and certificates were offered and are only being sold to qualified institutional buyers under Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release is not an offer to sell, nor a solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Carvana (NYSE: CVNA)

Founded in 2012 and based in Phoenix, Carvana’s (NYSE: CVNA) mission is to change the way people buy cars. By removing the traditional dealership infrastructure and replacing it with technology and exceptional customer service, Carvana offers consumers an intuitive and convenient online car buying and financing platform. Carvana.com enables consumers to quickly and easily shop more than 15,000 vehicles, finance, trade-in or sell their current vehicle to Carvana, sign contracts, and schedule as-soon-as-next-day delivery or pickup at one of Carvana’s patented, automated Car Vending Machines.

For further information on Carvana, please visit www.carvana.com, or connect with us on Facebook, Instagram or Twitter.

Carvana

Kate Carver

212-656-9148

carvana@icfnext.com

About Credit Ratings

Credit ratings are opinions of the relevant rating agency. They are not facts and are not opinion of Carvana. They are not recommendations to purchase, sell or hold any securities and if issued can be changed or withdrawn at any time.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “proposed,” “will,” “enables,” “expects,” “allows,” “continues,” “believes,” “anticipates,” “estimates” or similar expressions. These include statements regarding the scheduled closing of the offering of notes and certificates, the expectation of ratings from Moody’s Investors Service, Inc. or Kroll Bond Rating Agency, Inc. on the notes (other than the XS notes) and the proposed use of proceeds. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Factors that could cause or contribute to actual results differing from our forward-looking statements include risks relating to: failure of Moody’s Investors Service, Inc. or Kroll Bond Rating Agency, Inc. to rate the rated notes at the anticipated ratings levels, which is a closing condition, or at all; changes in the financial markets, including changes in credit markets, interest rates, securitization markets generally and our proposed securitization in particular; the willingness of investors to buy the notes or the certificates; adverse developments regarding Carvana, its business or the online or broader automotive retail or lending industry generally, any of which could impact what credit ratings, if any, are issued with respect to the rated notes; the extended settlement cycle for the scheduled closing on March 28, 2019, which may exacerbate the foregoing risks; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2018 and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.